Exhibit 10.12

*** Represents material that has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

MANUFACTURING AGREEMENT

KNOW ALL MEN BY THESE PRESENTS:

A This Manufacturing Agreement (collectively with appendices and other documents incorporated herein, the “Agreement”) is entered into this 29 day of January, 2013, by and between:

Golden Vast Macao Commercial Offshore Limited a corporation organized and existing under the laws of Macau having office and place of business at Avenida da Praia Grande, No 401-415 Edif. China Law, 16 andar, B, Macau, Tel: (853) 28356751, Fax: (853) 28355930, represented by their duly authorized officer Tony Tan;

(hereinafter referred to as “SUPPLIER”)

- and -

MOBILEYE TECHNOLOGIES LIMITED, Greg Tower, 7 Florinis Street, P.O. Box 24854, Nicosia 1034, Cyprus Tel: +357 22 664465, Fax: +357 22 664440 (hereinafter referred to as “Mobileye”) ____________________________

(each, a “Party”, and together, the “Parties”)

WITNESSETH that: —

WHEREAS, it is the intention and objective of Mobileye and SUPPLIER to establish a long-term manufacturing agreement whereby Mobileye will subcontract certain of its manufacturing requirements to SUPPLIER; and

WHEREAS, SUPPLIER is an experienced electronics manufacturer and manufacturing services provider, and has the ability, knowledge and desire to provide its services to Mobileye in the manner set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants herein stipulated, the Parties hereby agree as follows:

ARTICLE 1
DEFINITION OF TERMS

In addition to the other terms defined elsewhere in this Agreement, the following terms shall have the specific meanings as respectively hereinafter defined:

“Approved Manufacturer” means any third party approved by Mobileye to manufacture components for Mobileye.

1

“Audit” means a review by Mobileye, its Affiliates or their appointed representatives of SUPPLIER’s, or its Sub-Contractors, processes, procedures, and documents as described in this Agreement.

“Components” means raw materials or individual components of Products used in connection with the manufacture and repair of Products according to a list provided by or approved in advance in writing, by Mobileye.

“Consigned Equipment” means any tooling, jigs, dies, gauges, fixtures, molds, patterns, equipment, supplies, materials and other items paid for or supplied by Mobileye and used in connection with SUPPLIER’S performance hereunder.

“Consigned Materials” means any Components paid for or supplied by Mobileye and used in connection with SUPPLIER’s performance hereunder.

“Epidemic Condition” exists when failure reports or statistical samplings show that 0.75% of the Products manufactured or shipped during any 6 months contain an identical, repetitive defect in SUPPLIER’s workmanship and/or supplied material.

“Equipment” means machinery, and other equipment, instruments, molds and dies necessary to manufacture the Product.

“Good Units” means Products that are functioning properly in accordance with their specifications and manufactured, tested and packaged in accordance with the terms of this Agreement as defined in the latest official version of the Manufacturing File at the time when the Products were shipped of each product issued, revised and timely updated by Mobileye.

“Including” means “including, without limitation” and “including, but not limited to” and shall not be interpreted to imply any limitation on the more general preceding provision unless otherwise expressly stated.

“Manufacturing File” shall mean comprehensive manufacturing instructions containing all information, data and instructions necessary for the manufacture and assembly of Products and other provision of services, each in accordance with this Agreement, and any other documents, instructions and information for use in the manufacture and assembly of Products and performance of such services, as was solely defined, timely revised and updated by Mobileye.

“Material Review Board” or “MRB” means any mutual board, committee, or other group authorized to review and approve materials used in the Products.

“Order” means the individual purchase order to be issued by Mobileye requesting SUPPLIER to provide a particular service pursuant to the terms set out herein.

“Product” means products, sub-assemblies and components or portions thereof as defined in the Manufacturing File and manufactured by SUPPLIER for Mobileye pursuant to a Manufacturing File, Specifications and applicable standards.

2

“Qualified Part Number” mean an alphanumeric identification which identifies each and every Component specified in writing by Mobileye and procured from an Approved Manufacturer, with Mobileye’s part number, in the manner described in Mobileye’s “MEP SAP Data for Manufacturer Part Numbers” document attached hereto as ANNEX C (or as updated or otherwise modified in writing by Mobileye from time to time).

“Services” means SUPPLIER’s planning, purchasing, manufacturing, assembly, design, testing, packaging and other services provided hereunder.

“Special Inventory” means components, materials, and supplies: i) with lead times greater than sixty (60) days at the time the order is placed (“Long Lead Time Components”), ii) purchased in quantities above the required amount in order to achieve price targets (“Economic Order”), or iii) purchased in excess of requirements because of minimum lot sizes available from manufacturers (“Minimum Order Quantity”), and with respect to each of the foregoing, purchased only with Mobileye’s prior written consent and only in accordance with the guidelines set forth in this Agreement.

“Specifications” shall mean, for each Product or revision thereof, written specifications which shall include, at Mobileye’s sole discretion and without limitation, bills of materials, schematics, assembly drawings, test specifications, current revision number, list of approved vendors, suppliers and/or manufacturers, approved manufacturer part numbers supplied and/or approved in writing by Mobileye, and which may be amended by Mobileye from time to time.

“SOW or “Statement of Work” means, in respect to each of the Products, a document and files in accordance with the Manufacturing File, applicable Specifications, Forecast and Purchase Orders (or modifications thereto) provided by Mobileye to SUPPLIER and/or in accordance with industry specifications and standards, which contain, inter alia, detailed Specifications for each Product and for the performance by SUPPLIER the planning, procurement, manufacturing, testing procedures, assembly, packaging, dispatch and delivery to Mobileye’s specified location, all in accordance with high industry practices and to Mobileye’s full satisfaction. If SUPPLIER manufactures multiple Products under this Agreement, there may be multiple SOW’s in effect simultaneously.

The “Work Product” shall include, without limitation, all designs, discoveries, creations, works, devices, masks, models, work in progress, prototypes, service deliverables, inventions, products, derivatives, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by or on behalf of SUPPLIER alone or with others which result from or relate to Mobileye Confidential Information, Products or the services performed hereunder, including, without limitation, any portions of the Manufacturing File created by SUPPLIER.

“Turnkey Components” mean components manufactured and supplied by vendors on Mobileye’s approved vendors list, provided by SUPPLIER in accordance with this Agreement and necessary for the manufacturing of the Products.

3

ARTICLE 2
SCOPE OF THE AGREEMENT

Any Statement of Work to be executed between Mobileye and SUPPLIER in connection with the purchase by Mobileye of SUPPLIER’s Services shall be executed and performed in accordance with and subject to this Agreement unless otherwise expressly agreed upon between Mobileye and SUPPLIER in writing. The Initial Manufacturing File is attached to this Agreement as Annex A.   If Manufacturing File is executed for multiple Products, there may be multiple Manufacturing Files in effect simultaneously.   A Manufacturing File may add to the terms of this Agreement; however, in the event of any conflict between this Agreement and such documents, the terms of such other document shall govern only where such other document explicitly references the changed provision of this Agreement provided that such other document was signed by an authorized signatory of each party, and this Agreement shall govern in all other cases.   Further, nothing in this Agreement shall prevent Mobileye from manufacturing or procuring from other sources like or comparable Products.   Unless otherwise set forth herein, all activities by SUPPLIER hereunder shall take place at Heshan World Fair Electronics Technology Ltd located at New Material Base, Gonghe Town, Heshan City, Guangdong Province, China, which is SUPPLIER’s fully owned at an automotive grade facility and in accordance with TS16949.   SUPPLIER hereby guaranties and warrants the full compliance with this Agreement of Heshan World Fair Electronics Technology Ltd.

Mobileye does not grant to SUPPLIER any exclusivity or first refusal right, and Mobileye is not obligated to purchase from SUPPLIER any minimum amount (quantity or value)

ARTICLE 3
TERM OF THE AGREEMENT

This Agreement shall become effective for a period of three (3) years from January 29, 2013, (the “Effective Date”) unless sooner terminated pursuant to Article 18.   Thereafter, subject to Article 18, this Agreement shall be automatically renewed and will continue in full force and effect for successive periods of one (1) year each, unless either Party gives the other Party written notice of its intention not to renew this Agreement, such notice to be provided not later than one hundred and eighty days (180) days prior to the expiration of the then current term.

ARTICLE 4
ORDERS AND FORECASTS

Orders of Products will be in accordance with the following provisions:

4.1	Purchase Orders. Mobileye shall issue an Order indicating the quantity of Products to be manufactured and timeframe for delivery. Orders shall be sent by email to SUPPLIER’s designated e-mail address. SUPPLIER shall notify Mobileye of its acceptance, in writing, within three (3) working days from receipt of the Order including firm shipping date confirmation. If SUPPLIER does not give any written response to Mobileye within five (5) days, it shall be deemed as accepted. Delivery time from PO issuance date will be 3 weeks. Mobileye shall issue an Order to SUPPLIER with enough lead time (calculated at the longest material lead time plus 2-3 weeks manufacturing lead time).

4

4.2	Orders and Order acknowledgements shall be sent as follows:

Mobileye:

Mobileye Technologies Limited

Greg Tower, 7 Florinis Street, P.O. Box 24854, Nicosia 1034, Cyprus

Tel: +357-224-51555, Fax: +357-224-51556

Purchasing@mobileye.com

SUPPLIER:

Golden Vast Macao Commercial Offshore Limited

Avenida da Praia Grande, No 401-415 Edif. China Law, 15 andar, B, Macau.

Tel: (853) 28356751, Fax: (853) 28355930

e-mail address for receiving PO or receiving “Change Order”:

po.mobileye@goldenvast.com.mo

vanessa.kuan@goldenvast.com.mo

4.3	At all times, SUPPLIER shall maintain assembled printed circuit boards (“PCBA”) in an amount equal to the number of Products set forth in the Order for the next 2 months, provided that at no lime shall the amount of the assembled PCBAs be less than 2000 units. The amount of the assembled PCBA is in addition to the regular stocking levels required under this Agreement. Provided that such event is under a Purchase Order from Mobileye.

4.4	Subject to the foregoing, SUPPLIER acknowledges that forecasts are provided for informational purposes only and, like any other forward looking projections, are based on a number of economic and business factors, variables and assumptions, some or all of which may change over time. In any case, Mobileye will approve the quantity of every order made by SUPPLIER for material and shall be liable for materials thus purchased.

4.5	Notwithstanding the foregoing, Mobileye may delay delivery of Finished Goods only for up to four (4) months with no additional charge to Mobileye. If the Finished Goods are pushed out by Mobileye for more than 30 days from the original requested delivery date, Mobileye shall buy the finished goods, work in progress and material that SUPPLIER is forced to intake from component vendor.

4.6	Orders will be for Good Units only, and SUPPLIER shall ensure that all necessary calculations and preparations are made in order that such requirement is met.

4.7	In the event of a conflict between the provisions of this Agreement and the terms and conditions of any Order, Order acknowledgement or any other related communication, the terms of this Agreement shall prevail, unless written communication was done by authorized personnel of both companies discussing changes and reconfirmation issues.

4.8	Increase, Rescheduling and Cancellation of Forecasts and Orders. (Quantity and Delivery Schedule Changes).

5

4.8.1	Mobileye may increase, decrease or reschedule the quantity of Products specified in Orders and/or in Forecasts by delivering to SUPPLIER, by e-mail or facsimile, a written change order in accordance herewith (each, a “Change Order”); SUPPLIER shall notify Mobileye of its acceptance, in writing, within five (5) working days from receipt of such Change Order provided that no Change Order shall be effective until acknowledged and accepted in writing by SUPPLIER, but written confirmation is limited to seven days (7), afterwards it shall be deemed as accepted.

4.8.2	Mobileye may cancel all or any portion of Product quantities of an accepted Order by providing written notice to SUPPLIER. Mobileye shall take the liability of the excess inventory caused by the cancellation request.

4.8.3	The rescheduling or cancellation of any of Mobileye’s Orders hereunder shall not affect any installments, or portions thereof, which have already been shipped by SUPPLIER.

4.9	Manufacturing Ramp-up. Upon Mobileye’s written notice to SUPPLIER and/or purchase orders (assuming availability of raw materials), SUPPLIER shall ramp up manufacturing capabilities within _4 to 6_ weeks, including without limitation, employing and training the required employees and qualifying required facilities at SUPPLIER’S expense.

ARTICLE 5
MOBILEYE PROPERTY AND SUPPLIER EQUIPMENT

5.1	Acquisition of Consigned Equipment. If, within the framework of this Agreement, Mobileye buys Equipment by itself or through SUPPLIER then SUPPLIER will be responsible for the Equipment. If SUPPLIER will buy the Equipment for Mobileye the price will be pre-agreed between the companies. In any case, Mobileye shall be responsible to deliver the Consigned Equipment to SUPPLIER’s specified warehouse in Hong Kong. The Consigned Equipment will be the property of Mobileye. When Mobileye wants to remove away the Consigned Equipment from SUPPLIER’s facilities, terms will be at ex-factory (Heshan)

5.2	Mobileye Property. All Consigned Equipment, Consigned Materials or other materials which Mobileye furnishes either directly or indirectly to SUPPLIER, or which Mobileye buys from, or gives reimbursement to, SUPPLIER in whole or in part (collectively, “Mobileye Property”) will be and remain the property of Mobileye. Mobileye shall not be liable to SUPPLIER for any loss or damage caused to SUPPLIER or its personnel for the use of the Mobileye Property. Title to all replacement parts, additions, improvements and accessories only related to Mobileye product purchased by SUPPLIER which were fully reimbursed by Mobileye will vest in Mobileye immediately upon attachment to or incorporation into Mobileye Property. When permitted by law, in the event of any dispute and during the dispute resolution process, SUPPLIER shall not obtain with, and hereby waives, any lien or encumbrance or other rights that SUPPLIER might otherwise have on or in any of Mobileye Property for work performed on, or utilizing, such property or otherwise.

6

Each item of Mobileye Property shall, at all times, be the sole and exclusive property of Mobileye and for the use on Mobileye’s Products only. SUPPLIER shall be responsible for the installation of all Mobileye Property with the help of Mobileye’s Engineer. SUPPLIER will at all time: (a) regularly inspect, maintain in good condition, and repair Mobileye Property at SUPPLIER’s own expense. If the repairs are due to regular wear and tear or calibration of such consigned equipment, then Mobileye will pay reasonable repair costs or calibration cost to be agreed before repair commences. If the repairs are due to negligence on the part of SUPPLIER or improper usage then SUPPLIER must cover the cost of repairs, (b) use Mobileye Property only for the performance of this Agreement, (c) conspicuously mark “Mobileye Property” as the property of Mobileye and maintain such markings, (d) not commingle Mobileye Property with the property of SUPPLIER or with that of a third party, (e) not move Mobileye Property from SUPPLIER’s applicable location without prior written approval from an authorized employee of Mobileye, and (f) use Mobileye Property in compliance with Mobileye’s or the manufacturer’s instructions and in compliance with all federal, state and local laws, ordinances and regulations. Mobileye will make the effort to inform Supplier if there is any special regulation or laws governed for the use of such consign equipment. Mobileye will have the right to enter SUPPLIER’s premises accompanied by Supplier’s authorized staff during working hours to inspect Mobileye Property and SUPPLIER’s Manufacturing records with respect thereto with 1 (one) working day advance notice for consigned inventory. SUPPLIER will not sell, lend, rent, encumber, pledge, lease, transfer or otherwise dispose of Mobileye Property. Furthermore, SUPPLIER will not assert, or permit any person claiming an interest through SUPPLIER to assert any claims of ownership to or any other interest in Mobileye Property.

5.3	Insurance. SUPPLIER shall bear all risks will insure Mobileye Property in its facilities and while transferring Mobileye Property to and from its facilities, as of their acceptance by SUPPLIER according to the delivery terms herein defined, for losses caused by theft, loss, damage and/or willful damage to Mobileye Property (all risks). SUPPLIER will be responsible for the cost of repairing or replacing Mobileye Property if it is stolen, damaged or destroyed. SUPPLIER shall, at its own expense, insure the premises where the Mobileye Property is located against all risks, including without limitation from fire, earthquake, shock, lightning and flood in accordance with insurance coverage, SUPPLIER. SUPPLIER shall add Mobileye as an additional beneficiary under such policies for Mobileye property. SUPPLIER will send Mobileye upon request a copy of the insurance certificates and terms both for Mobileye’s property and shall notify Mobileye and provide it with copies of any amendments or changes made to any of the said policies within thirty (30) days of their execution and will notify Mobileye at least ninety (90) days before the termination or cancellation of any such policy. Mobileye’s decision, at its sole discretion, if at all, to insure any or all of the Mobileye Property shall not affect or derogate in any way from SUPPLIER’s responsibilities, obligations and liability regarding the Mobileye Property including, without limitation, the obligation to insure such; in such event, SUPPLIER shall comply with and cooperate with the insurance company requirements and demands. Mobileye will provide the consigned materials values.

7

5.4	Return of Mobileye Property. SUPPLIER agrees that Mobileye has the right, at any time and from time to time, with or without reason and without a fine of any kind, to retake possession of or request the return of Mobileye Property. Without further notice or court hearings, which rights, if any, are hereby waived, Mobileye or its designee(s) will have the right to enter SUPPLIER’s premises during working hours and take possession of any and all of Mobileye Property. Upon Mobileye’s request and in accordance with Mobileye’s instructions, Mobileye Property will be immediately released to Mobileye or delivered to Mobileye by SUPPLIER at Ex-factory terms (Incoterms 2010) packed and properly marked. If SUPPLIER does not release and deliver any Mobileye Property in accordance with this section, Mobileye may obtain an immediate writ of possession without notice and without the posting of any bond and/or enter SUPPLIER’s premises, with or without legal process, and take immediate possession of Mobileye Property. The times will be coordinated with SUPPLIER. SUPPLIER will have to find an appropriate time within 7 working days of the request from Mobileye.

5.5	Disclaimer of Warranties. SUPPLIER acknowledges and agrees that (i) Mobileye is not the manufacturer of Mobileye Property nor the manufacturer’s agent nor a dealer therein, (ii) Mobileye is bailing Mobileye Property to SUPPLIER for SUPPLIER’s benefit, (iii) SUPPLIER is satisfied that Mobileye Property is suitable and fit for its purposes, and (iv) MOBILEYE HAS NOT MADE AND DOES NOT MAKE AND EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MOBILEYE MERCHANTABILITY, DESIGN OR OPERATION OF MOBILEYE PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. Mobileye will not be liable to SUPPLIER for any loss, damage, injury or expense of any kind or nature caused, directly or indirectly, by Mobileye Property, including, without limitation, the use or maintenance thereof, or the repair, service or adjustment thereof, or by any interruption of service or for any loss of business whatsoever or howsoever caused, including, without limitation, any loss of anticipatory damages, profits or any other indirect, special or consequential damages and/or personal injury or death. SUPPLIER shall not be liable for defects in Products which arise directly and solely as a result of defects in the Consigned Materials and/or Consigned Equipment, provided that such defects (whether they be in the Consigned Materials, Consigned Equipment or Products) could not have been discovered by SUPPLIER prior to shipment of the Product using best industry standards for quality control as well as the processes outlined in the Manufacturing File.

5.6	SUPPLIER, at its expense, will furnish, keep in good condition, and replace when necessary all of its machinery and equipment, including related tooling, jigs, dies, gauges, fixtures, molds, patterns, fixtures and other accessories, required for the production of the Products covered by this Agreement (collectively, “SUPPLIER’s Equipment”). SUPPLIER will insure SUPPLIER’s Equipment with fire and extended coverage insurance for its full replacement value. SUPPLIER will grant Mobileye the right to purchase all or part of SUPPLIER’s Equipment that is specially designed or outfitted for the production of the Products at a price that will be agreed by both parties and reflects purchased values after depreciation at the end of the agreement.

8

ARTICLE 6
CONSIGNED MATERIALS; TURNKEY

6.3	In the event that Mobileye will provide Consigned Materials, Mobileye shall deliver the Consigned Materials to the SUPPLIER’S specified warehouse address in Hong Kong and such delivery shall be deemed accepted by SUPPLIER and the risk of loss or damage to the said Consigned Materials shall be transferred from Mobileye to SUPPLIER at such time to SUPPLIER’s full responsibility and liability. Such delivery shall be no later than four (4) working days prior to the start of production for the Product subject to any applicable outstanding Order. All delivery costs or charges and insurance costs, if any, on the Consigned Materials, up to the time of actual receipt by SUPPLIER at the warehouse address in Hong Kong shall be for the sole account of Mobileye. Receipt of the said delivery at the SUPPLIER specified warehouse in Hong Kong shall be deemed as acceptance by SUPPLIER (acceptance shall only mean acceptance that the Products have been received and shall not indicate that they are in compliance with their associated specifications). Likewise, all expenses related to the delivery of the finished Product from SUPPLIER’s production facilities to a Mobileye specified warehouse in Hong Kong, or to an air or sea freighter addressed in Hong Kong (FCA Hong Kong Incoterms 2010) shall be borne solely by SUPPLIER.

Once Consigned Materials reach the specified SUPPLIER’s warehouse in Hong Kong they are subject to the same terms and conditions applicable to Components purchased by SUPPLIER under this Agreement including, without limitation, SUPPLIER’s responsibility to inspect such Consigned Materials for QA purposes according to the incoming inspections instructions as stated in the and Manufacturing File applicable Specifications and issued and revised by Mobileye and relevant standards, and the provisions of this Agreement shall apply equally thereto.

Mobileye shall maintain the required inventory levels agreed upon by the Parties for all Consigned Materials to enable SUPPLIER to schedule production efficiently. Mobileye or its suppliers will supply SUPPLIER the Consigned Materials at least (four) working days before the start of manufacturing. SUPPLIER will do incoming quality inspection and will manage Consigned Materials similar to Turnkey Components and according to the incoming inspections instructions as stated in the Manufacturing File issued and revised by Mobileye

6.4	Within three (3) full working days after the arrival of Consigned Materials in the manufacturing site, SUPPLIER shall complete the identification and inspection of the physical condition and quantity of such Consigned Materials and shall notify Mobileye promptly of the results thereof and shall provide Mobileye with a signed Packing List (which will be scanned, signed and sent to Mobileye by email) including the received quantity and detailed quality report in case there is a quality issue.

In the event of a quality issue, SUPPLIER shall hold, in MRB area at SUPPLIER’s manufacturing site, any Consigned Materials found to be rejected and which might be unusable upon inspection in accordance with the SUPPLIER’s and Mobileye’s incoming quality assurance procedures. Mobileye shall decide solely regarding the actions with

9

respect to rejected Consigned Materials. In cases when Mobileye decides to return to the vendor or to scrap the rejected Consigned Materials, Mobileye will supply replacements for defective or unusable Consigned Materials at SUPPLIER’s specified warehouse in Hong Kong as soon as commercially practical after receipt of SUPPLIER’s notice. In the event that Mobileye, directly or indirectly, supplies defective Consigned Materials to SUPPLIER, (not included materials damaged after they were transferred to the possession of SUPPLIER), Mobileye shall bear all the cost of the replacement and the return of the defective Consigned Material from China to Mobileye designated warehouse in Hong Kong.

6.5	SUPPLIER will physically count the Consigned Material, Good Units and any Mobileye’s inventory which is in SUPPLIER’s specified warehouse in Hong-Kong and in the manufacturing site /factory, in production process or elsewhere (together “Inventory”) on behalf of Mobileye at such times as requested by MOBILEYE (but, in any case, no less than monthly) and will allow MOBILEYE representatives to participate in such count (employed or contracted by MOBILEYE so long as MOBILEYE authorized representative coordinated such visit) and will report the detailed results as requested by Mobileye not later than 2 working days following the count. To align with SUPPLIER’s stock count date by end of June and end Dec. SUPPLIER will arrange two additional stock counts and perform sample partial counts, if required.

The inventory Count/Stock taking report shall include at least the following details: Mobileye Part Number, Description, Quantity, Warehouse location name and condition of each counted item whether in active BOMs or not. Inventory status condition shall be defined as: Raw Materials before Incoming Inspection, Raw materials successfully passed incoming inspection, Materials under MRB investigation, Non-Conforming/Rejected Materials, Work-in-Process, Sub-Assemblies, Finished Goods in all warehouses and production floors. The aforementioned report will be signed officially by an authorized manager of SUPPLIER.

6.6	SUPPLIER will be fully responsible in the event of losses of Inventory and Equipment belonging to Mobileye, Losses of Inventory, Equipment, and electronic Components in production process shall be reimbursed to Mobileye by way of cash payment or credit note on a quarterly basis adjustment. During Request for quotation stage, Mobileye shall inform of the value of Consigned Material or Consigned Equipment to SUPPLIER. ***[FOUR LINES REDACTED]*** Mobileye agreed to release SUPPLIER’s responsibility on material yield loss during NPI (New Product Introduction) stage. Supplier will present production loss/scrap reduction plan while using the highest industrial standard.

SUPPLIER shall, at its own expense, insure the premises where the Consigned Materials, work in process (sub-assemblies in production floor) and finished Product are located from fire, earthquake, shock, lightning, theft and flood in accordance with the standard insurance coverage. For avoidance of doubt, the insurance shall be provided for the full amount of Inventory and Consigned Equipment and Equipment in such a way that in case of complete loss, Mobileye shall receive from SUPPLIER the full amount of such and add Mobileye as an additional beneficiary under such insurance policies.

10

6.7	Turnkey Components.

6.7.1	Notwithstanding the foregoing, Mobileye may, but is not obliged to, request SUPPLIER to procure and stock certain list of the Components, containing all or part of the Components required for the manufacturing of the Products (“Turnkey Components”). In such event, SUPPLIER agrees and warrants as follows:

(i)          To procure and stock Turnkey Components, of which Mobileye shall determine the initial procurement quantity of Turnkey Components. SUPPLIER shall procure any additional procurement Turnkey Components in quantities which are in accordance with the Orders (for finished goods or for subassembly, such a PCB assembly) issued by Mobileye,

(ii)         To have all Components subject to “Qualified Part Number” list quality standards and inspections, in accordance with the Agreement;

(iii)        To furnish Mobileye with relevant information relating to any and all items of the Turnkey Components, manufacturers’ and suppliers’ identity, quality standards and certifications and all other information reasonably requested by Mobileye with respect thereto.

(iv)        All Turnkey Components shall be procured from their authentic manufacturers as listed by Mobileye or their authorized distributors only.

6.7.2	Turnkey Components purchased in accordance with this Agreement shall remain the property of SUPPLIER and shall be deemed as Mobileye Property once they are invoiced and fully paid by Mobileye; nevertheless title to Turnkey Components will vest in Mobileye immediately upon attachment to or incorporation into Mobileye Property.

6.7.3	Mobileye shall have the sole discretion, at any time, to select any and all Components, to offer a better price for each Component and/or to offer an alternative manufacturer, alternative supplier, or alternative Component, including without limitation the right to veto specific suppliers, regardless of the quality of Components offered, with or without cause, and particularly in any event of change in price, sudden shortage and/or sudden change in lead time. In such events, Mobileye will issue written instructions and/or the Engineering Change Order (“ECO”) and/or revise Mobileye Product SAP Data for Qualified Manufacturer Part Numbers to change such supplier or Component. This section is subject to SUPPLIER using its current cost inventory of such components upon FIFO (First in, First out) basis

6.7.4	Mobileye shall not be liable to indemnify or purchase from SUPPLIER any excess Turnkey Components which are not in accordance with its Orders or Forecasts that Mobileye did not approve to procure in advance.

6.7.5	Warranties and Liabilities. Notwithstanding anything else to the contrary in this Agreement, provided that SUPPLIER is not the manufacturer of any of the

11

Turnkey Components, SUPPLIER hereby assigns, and Mobileye accepts, any and all rights SUPPLIER obtained from component vendor, manufacturer and/or any third party in relation to defective products or third parties’ intellectual property infringement claims, relating to and/or arising out of any and all Turnkey Components which shall be mounted and assembled to the Products, including without limitation, any and all product warranties (and the right to enforce such warranties), liabilities (including the right to be indemnified in the event of infringement claimed by third parties), mechanical, service and other claims. SUPPLIER shall reasonably assist Mobileye in pursuing its rights under this section and shall provide Mobileye all required documentation for that purpose. SUPPLIER agrees to provide Mobileye product warranty to such Turnkey Components only under condition that SUPPLIER can obtained from Component vendor and/or manufacturer and / or third party.

ARTICLE 7
MATERIALS PROCUREMENT AND BUYBACK

7.1	SUPPLIER shall be authorized to purchase only from Approved Manufacturers Components specified in writing by Mobileye as Components to be purchased by SUPPLIER and which are necessary for the manufacture of the Product in accordance with the Orders provided by Mobileye. Components (including, without limitation, Long Lead Time Components) necessary for the manufacture of Products not covered by a binding Order or not included within the first three (3) months of the rolling forecast, may be purchased only in accordance with Mobileye’s written instructions. Economic Orders and Minimum Orders require Mobileye’s prior written approval. SUPPLIER shall promptly advise Mobileye of any material information relating to Components including, without limitation, notice of supply delays or defects.

7.2	SUPPLIER shall use best industry purchasing practices in order to meet Mobileye’s requirements, Orders. SUPPLIER shall maintain a database to ensure the compliance of all the procured raw-materials and Components hereunder with the Qualified Part Numbers lists.

7.3	SUPPLIER will inform Mobileye of Components with lead-time beyond the maximum lead time for Products. Mobileye will review that information and either assist in resolving excess lead-time or identify SUPPLIER exposure should the ordered material not be used.

7.4	Mobileye shall buy back and accept delivery of all remaining purchased Components that were purchased by SUPPLIER in accordance with this Agreement only if any one of the following conditions arise. Mobileye agreed to buy back excess materials within 30 days after supplier submitted excess report. For the avoidance of doubt, Mobileye shall not buy any excess inventory due to over purchased quantities by SUPPLIER, excluding MOQ (Minimum Order Quantity) or SPQ (Standard Package Quantity).

7.4.1	Materials in inventory, Material on order, work in progress and finished goods rendered unusable because of obsolescence, replacements due to re-design or

12

changes thereto to the Product or components thereto provided however that SUPPLIER had reported such to be so at the time of such change, and get prior written Mobileye approval.

7.4.2	Termination of this Agreement by SUPPLIER for breach by Mobileye of this Agreement or any relevant Statement of Work. All materials remaining in the inventory, material on order, work in progress, finished goods at the end of the model/project life rendered unusable shall be billed to Mobileye after getting Mobileye written approval.

7.4.3	In the event that a model/project ends its life, Mobileye shall use reasonable efforts to notify SUPPLIER at least ninety (90 days) in advance based on the component with the longest lead-time. Mobileye shall buy back all materials in inventory, work-in-process and finished goods that remain in SUPPLIER’s inventory and material on order within thirty (30) days after SUPPLIER submitted excess report.

7.4.4	Components purchased based on MOQ/SPQ for which there is no forecast/order to consume for months five months (5) (SUPPLIER will issue Purchase Orders for material in which Mobileye shall assume full liability (Mobileye will approved in advance the quantities to be ordered by SUPPLIER). Mobileye shall approve in writing in advance any NCNR (non-cancelable - non returnable) items.

7.4.5	Orders cancelled by Mobileye due to whatever reasons, (except the cases described in 18.4 of this agreement) Mobileye shall buy back all materials in inventory, work-in-process and finished goods that remain in SUPPLIER’S inventory and material on order within thirty (30) days after SUPPLIER submitted excess report.

7.5	SUPPLIER will use high industry planning and purchasing practices to minimize excess Component inventory and material exposure. In the event of excess Component inventory (including, without limitation, resulting from changes in Mobileye requirements, cancellation of Order, engineering change order, but not excess inventory due to over purchased quantities), SUPPLIER will use its best efforts to cancel purchasing orders with its vendors, return or dispose of material or use the materials for use in its other projects. After these proven efforts and if there is excess, Mobileye has to buy back per Section 7.4 immediately once SUPPLIER sent out the excess report to Mobileye. SUPPLIER agrees and warrants that the entire inventory shall be used solely for the execution of this Agreement, and no authorization is provided in this Agreement to use such inventory for any other purpose; Mobileye may authorize under its sole discretion the use of specific inventory in an explicit written prior approval signed by its authorized representative.

7.6	Mobileye shall receive from SUPPLIER daily inventory, production work-orders, quality and production reports as specified in Mobileye’s manufacturing file or in any other applicable document, in the English language and in Excel format or alternative format selected by Mobileye, which set forth the levels of Consigned Materials and Mobileye

13

Property then held by SUPPLIER; and/or Turnkey Components reports, in the event that Mobileye decides to work in a Turnkey manufacturing model, as hereinafter defined. In addition, SUPPLIER shall provide Mobileye with timely purchase orders for such amounts of Consigned Materials at zero price (Such Purchase Order for Consigned Material is only for the use of SUPPLIER to do receiving in their ERP system) as will be required by SUPPLIER for the manufacture of Products for the next 3 month period (based on Mobileye’s forecasts). Supplier will issue Purchase Orders for material only when supplier has firm Orders in which Mobileye shall assume full liability (Mobileye will approved in advance the quantities to be ordered by SUPPLIER).

7.7	Purchase of Inventory. Mobileye shall be entitled to procure inventory from SUPPLIER or via SUPPLIER for use with respect to this Agreement, at its sole discretion. In consideration thereof, Mobileye shall pay SUPPLIER for the said inventory procured as follows: (i) one hundred percent of the material cost that showed on SUPPLIER’S quotation for any raw materials purchased plus applicable VAT (if any); or (ii) the price determined by the parties for any work in process according to the stage reached in the manufacturing the price will be based on the percentage of completion of work and calculated pro-rata to the assembly cost. (If Mobileye want supplier to ship back consigned materials, it will be ex-factory term) SUPPLIER further agrees that if materials, supplies, components, or manufacturing and production resources used by SUPPLIER to manufacture the Products are in such short supply (“Scarce Resources”) that SUPPLIER is unable to completely fulfill Mobileye’s outstanding Orders, SUPPLIER will allocate to Mobileye any available Scarce Resources in preference to any third party, including any other supplier partner or customer subject to their approval. For the purpose of this Section 7.7, “SUPPLIER” shall be deemed to include its parent company, subsidiaries, if any, and any affiliates of the foregoing.

ARTICLE 8
MANUFACTURING

8.1	SUPPLIER shall establish manufacturing processes, manufacturing capacity and procure raw materials in accordance with the Manufacturing File with the applicable Specifications and Standards and any applicable Forecasts and Orders.

8.2	Manufacturing File. Mobileye shall provide SUPPLIER with the initial product files for each Product. Manufacturing File, any ECO, revisions or updates thereof, shall be delivered to SUPPLIER by Mobileye upon uploading them to SUPPLIER’s ftp site: ftp://www.worldfair-group.com.cn. SUPPLIER will not accept any Manufacturing File sent by e-mail to any staff of SUPPLIER without confirmation by SUPPLIER’s authorized representative. Any such uploaded document shall be accepted by SUPPLIER and shall constitute an integral part of this Agreement provided that it was signed by SUPPLIER’s authorized representatives and returned to Mobileye within two (2) working days. SUPPLIER shall use the product files as a basis for generating, at SUPPLIER’s expense, a comprehensive Manufacturing File for each Product. The Manufacturing File developed by SUPPLIER shall be Mobileye’s sole property, shall be subject to Mobileye’s prior written approval and may be modified only with Mobileye’s written consent in each instance (official Engineering Change Order issued by Mobileye). The

14

parties’ representatives shall sign off on each Manufacturing File, and the then-current Manufacturing Files shall be considered incorporated hereunder and an essential part of this Agreement SUPPLIER shall provide Mobileye on a monthly basis with the complete then-current Manufacturing File in an electronic medium to be stipulated by Mobileye. Any changes whatsoever to the manufacturing process are subject to Mobileye’s written approval in each instance. SUPPLIER shall only use the Manufacturing File for the purpose specified herein. Without the prior written approval of Mobileye, SUPPLIER shall not duplicate or reproduce the Manufacturing File nor disclose, lend or provide the Manufacturing File to any party including, without limitation, SUPPLIER’s parent company or any of its affiliated or subsidiary companies in any countries. SUPPLIER’s signature on any Manufacturing File incorporated hereunder constitutes its representation and warranty to Mobileye herein that such Manufacturing File contains data and information that is sufficient for the full performance of SUPPLIER’s obligations hereunder. Without limitation of the foregoing, SUPPLIER will promptly inform Mobileye in writing upon the discovery of any defect or omission in the Manufacturing File.

8.3	Mobileye shall have the sole discretion to select all Components (including, without limitation, the right to determine the supplier of Components). SUPPLIER is responsible for subjecting all Components (including, without limitation, Consigned Materials) to quality inspections. Procedures for such inspections shall be set forth in the Manufacturing File and will be timely updated by Mobileye. If, and to the extent that, such procedures were not defined in the Manufacturing File, SUPPLIER shall use standard incoming inspection.

8.4	SUPPLIER shall establish the use of Consigned and Turn Key Materials for managing inventory and, manufacturing of products in compliance to FIFO (First in, first out) method.

8.5	Mobileye’s Manufacturing Instructions. SUPPLIER shall manufacture the Products in accordance with Mobileye’s quality requirements, Specifications, standards, general automotive level TS16949, and in Compliance with IPC-A-610/b Class 2 and instructions, including as set forth in the Manufacturing File and not less than the highest automotive levels being adhered to by SUPPLIER today or in the future. Mobileye shall retain sole engineering control over Products, including, without limitation, components, subassemblies and other data. SUPPLIER may not make any changes to the Manufacturing File or manufacturing procedure or Components without Mobileye’s prior written consent in each instance.

8.6	SUPPLIER may not subcontract any of its obligations hereunder without Mobileye’s explicit prior written consent in each instance. Mobileye may revoke such consent at any time by providing SUPPLIER with appropriate notice. SUPPLIER shall provide Mobileye with the identity of all proposed subcontractors and all other information reasonably requested by Mobileye with respect thereto.

8.7	Specification, Design Scope Changes and ECO. Mobileye may at any time require SUPPLIER to implement changes to the specifications or design of the Products or to the

15

scope of any services or work covered by this Agreement, including work related to inspection, testing or quality control. While Mobileye will endeavor to discuss any such changes with SUPPLIER as early as practical, SUPPLIER will promptly implement such changes. Mobileye and SUPPLIER will jointly and equitably determine any adjustment in price or delivery schedules resulting from such changes. SUPPLIER will, as requested, provide information to Mobileye, including documentation of changes in SUPPLIER’s cost of production and the time to implement such changes. In the event of any disagreement arising out of such changes, Mobileye and SUPPLIER will work to resolve the disagreement in good faith, provided, however, that SUPPLIER will continue performing under this Agreement, including the manufacture and delivery of Products and prompt implementation of changes required by Mobileye, while Mobileye and SUPPLIER resolve any disagreement arising out of such changes.

8.8	SUPPLIER will participate in Mobileye’s supplier quality program(s) and will comply with all engineering release and validation requirements and procedures, including Mobileye’s production part approval processes, which Mobileye specifies from time to time. Subject to SUPPLIER’s authorized representative written approval, SUPPLIER will permit Mobileye and its representatives and consultants to enter SUPPLIER’s facilities at reasonable times to inspect such facilities and any goods, inventories, work-in-process, materials, machinery, equipment, tooling, fixtures, gauges and other items and processes related to this Agreement. No such inspection by Mobileye will constitute acceptance by Mobileye of any work-in-process or finished Products.

8.9	Quality Assurance Management System (“QAMS”). SUPPLIER will cooperate with Mobileye implementation in the production facilities of the SUPPLIER an online QAMS at Mobileye’s expense:

The operation of the QAMS will require from the SUPPLIER:

8.9.1	Wiring with communication cables between production stations and connecting to Mobileye local server.

8.9.2	Bar code scanning of the result of each product on each critical station during production (the critical stations will be defined by Mobileye).

8.10	Mobileye shall provide support in the manufacturing process including test Procedure, troubleshooting guideline and on site training at the production line launching time, as agreed in writing between SUPPLIER and Mobileye.

ARTICLE 9
DELIVERY OF PRODUCTS

9.1	Delivery of Products shall be FCA Hong Kong (Incoterm 2010). SUPPLIER shall ship out the Products on or not later than the delivery date specified in the Order. Early shipment of Products shall require Mobileye’s prior written consent in each instance.

9.2	Time is of the essence for deliveries. SUPPLIER shall immediately notify Mobileye in writing of any anticipated delay to meet SUPPLIER’s delivery schedule, stating the

16

reasons for the delay and promptly present to Mobileye immediate action items to be taken in executing its best efforts and best industry practices.

9.3	In the event that Mobileye has placed the Order on time and SUPPLIER agreed to ship out on a specific date but failed to do so, SUPPLIER shall promptly notify Mobileye in writing and keep it informed about the cause of the delay. SUPPLIER shall then notify Mobileye of the revised ship out date. SUPPLIER shall submit a recovery plan to Mobileye to shorten the delay to minimum while executing its best efforts and high industry practices. However, such actions shall not release SUPPLIER from its liability for default due to delayed delivery and shall be responsible for incremental costs including any incidental charges that Mobileye and SUPPLIER agree to apply.

9.4	SUPPLIER will (a) properly pack the Products for shipment according to the packing BOM provided by Mobileye as shown in Manufacturing File, as to protect the Products from loss or damage in conformance with good commercial practice, applicable Specifications, Standards and government regulation, mark and, ship goods as instructed by Mobileye or any carriers selected by Mobileye and in accordance with the provisions of this Agreement and any applicable laws or regulations, (b) route shipments as Mobileye instructs, (c) will not charge for costs relating to handling, packaging, storage or transportation (including duties, taxes, fees, etc.) whatsoever unless otherwise expressly stated in this Agreement, (d) provide packing slips with each shipment that identify Mobileye’s contract and release number and the date of the shipment, and (e) promptly forward the original bill of lading or other shipping receipt with respect to each shipment as Mobileye instructs. SUPPLIER will include on bills of lading or other shipping receipts the correct classification identification of the goods shipped as Mobileye or the carrier requires. The marks on each package and identification of the goods on packing slips, bills of lading and invoices must enable Mobileye to easily identify the goods. The shipping materials, shape, number of units in a bow, serial number and revision number of the products etc. will be according to each product or system and will be coordinated by SUPPLIER according to Mobileye instructions.

9.5	Upon a request from Mobileye, SUPPLIER will allow Mobileye to use SUPPLIER’s shipping contractor on the same commercial terms that such contactor makes available to SUPPLIER. SUPPLIER acknowledges that in many cases Products will be shipped directly to Mobileye’s distributors as may be directed by Mobileye. At Mobileye’s written request, finished goods shall be stored by SUPPLIER at SUPPLIER’s facility for up to four (4) weeks without additional charge; otherwise Mobileye shall pay for them.

9.6	Delivery Schedules. Deliveries will be made in the quantities, on the dates, and the times specified by Mobileye in this Agreement or any subsequent releases or instructions Mobileye issues under this Agreement. Time is of the essence with respect to all delivery schedules Mobileye establishes. Mobileye will not be required to pay for any Products that exceed the quantities specified in Mobileye’s dry schedules or to accept goods that are delivered in advance of the delivery date specified in Mobileye’s delivery schedules. SUPPLIER bears the risk of loss of all goods delivered in advance of the delivery date specified in Mobileye’s delivery schedules. Except as otherwise explicitly stated in this Agreement, if the requirements of Mobileye’s customers or market, economic or other

17

conditions require changes in delivery schedules, Mobileye may change the date of scheduled shipments or direct temporary suspension of scheduled shipments to a maximum of four (4) weeks without entitling SUPPLIER to a price adjustment or other compensation.

9.7	Premium Shipments. If SUPPLIER fails to have Products ready for shipment in time to meet Mobileye’s delivery schedules using the method of transportation originally specified by Mobileye and, as a result, SUPPLIER shall ship the Products using a premium (more expeditious) method of transportation, SUPPLIER will bear entirely the extra cost of, and be responsible for the premium shipping method, unless the delay is caused by specific event which is caused due to Force Majeure event or shortages of Components delivered by Mobileye to SUPPLIER’s specified warehouse in Hong Kong (only in the event there is direct, responsibility of Mobileye for the delay)

9.8	The Product shall be deemed to be have been received by Mobileye only when the Product has been physically received by Mobileye, designated warehouse in Hong Kong. For the avoidance of doubt, “acceptance” hereunder shall only mean acceptance that the Products have been received and shall not indicate that they are in compliance with their associated specifications.

ARTICLE 10
ACCEPTANCE

10.1	Mobileye shall have the right to conduct an on-site inspection of the Products to be delivered by SUPPLIER to Mobileye in accordance with agreed inspection standards and procedures of MOBILEYE. Such right shall not derogate from SUPPLIER’s quality end inspection obligations hereunder and any such inspection shall not constitute acceptance of Products.

10.2	Any failed lot of Products shall undergo SUPPLIER’s normal automotive Materials Review Board, which is a process of validating the failure analysis, corrective action, and disposition. SUPPLIER, at its own cost, shall immediately repair or replace (as directed by Mobileye after consultation with SUPPLIER sole discretion) any Product determined to be a reject pursuant to the MRS procedure. Notwithstanding anything to the contrary set forth herein, any use or shipment of repaired Products or Components must receive the prior written consent of Mobileye. Repaired Products or Components will be used only as RMA parts and may not be sold as new.

10.3	Defective Products or Products that are to be repaired shall be returned to SUPPLIER pursuant to the terms of the Return Materials Authorization procedures set out as following:

10.3.1	Mobileye will inform SUPPLIER about defective units found in Mobileye facilities or in Mobileye’s customers’ facilities.

10.3.2	SUPPLIER will issue RMA reference number (issuance of RMA reference number does not constitute an admission of fault by SUPPLIER).

18

10.3.3	Mobileye will ship the units on its account back to SUPPLIER delivery address in Hong Kong.

10.3.4	SUPPLIER will import the RMA units on its account to its production facilities.

10.3.5	SUPPLIER will investigate in good faith the root cause of each of the RMA units and provide the report to Mobileye. Mobileye reserves the right to attend the investigation process at SUPPLIER’s facilities.

10.3.6	Unless otherwise advised by Mobileye, SUPPLIER will repair the units to complete 100% quality and functionally.

10.3.7	Mobileye will pay the SUPPLIER for the material and repair time of the units found defective, logistics cost and tax or duty if any provided that such defects were caused by abuse of the customer (Mobileye has the sole right to decide what is considered customer abuse).

10.3.8	Units found defective due to malfunction of material, wrong assembly, testing or quality processes (RMA), SUPPLIER will pay Mobileye for the material scrap or for their rework and will not charge Mobileye for the repair time of these units.

10.3.9	SUPPLIER will bear air shipment costs back to Mobileye’s customers or Mobileye facilities (destination will be defined by Mobileye) of repaired RMA units found defective under 10.3.8 above if the defect was caused by SUPPLIER. For any no-fault found returns, SUPPLIER shall charge Mobileye for the associated costs for shipment.

10.4	Non-Conforming Goods. SUPPLIER acknowledges and agrees that Mobileye is not required to perform incoming inspection of any goods, and SUPPLIER waives any right to require Mobileye to conduct any such inspections. SUPPLIER will not substitute any goods for the goods covered by this Agreement unless Mobileye consents in writing. If Mobileye rejects any Products as non-conforming, Mobileye may, at its option, (a) reduce the quantities of Products ordered under such Order By the quantity of non-conforming Products, (b) require SUPPLIER to replace the non-conforming Products, and/or (c) exercise any other applicable rights or remedies. If SUPPLIER fails to inform Mobileye in writing of the manner in which SUPPLIER desires that Mobileye dispose of non-conforming Products within 2 working days of notice of Mobileye’s rejection of non-conforming Products (or such shorter period as is reasonable under the circumstances), Mobileye will be entitled to dispose of the non-conforming Products without liability to SUPPLIER; provided, however, that in any event Mobileye may elect to arrange for the shipment of any non-conforming Products back to SUPPLIER al SUPPLIER’s expense. Mobileye has the sole discretion to decide which are non-conforming Products. Mobileye’s payment for any non-conforming Products will not constitute acceptance by Mobileye, limit or impair Mobileye’s right to exercise any rights or remedies, or relieve SUPPLIER of responsibility for the non-conforming Products. If the product fails the incoming inspection or are discovered to contain a material defect or non-conformance to Products by the authorized installer/distributor at the time of

19

installation, SUPPLIER shall, upon Mobileye’s request, issue a Return Material Authorization (RMA) number within 48 hours of the RMA request. An issuance of RMA by SUPPLIER does not constitute an admission of fault by SUPPLIER. Acceptance criteria are defined solely by Mobileye in the Manufacturing File.

ARTICLE 11
WARRANTY

11.1	Product and Service Warranty. SUPPLIER warrants and guarantees to Mobileye, its successors and assigns, that the Products covered by this Agreement will (a) conform to the applicable release/revision level (based on date Mobileye’s release is issued to SUPPLIER) of Mobileye’s applicable Manufacturing File, specifications and drawings, (b) be of good material and workmanship, (c) be new and from current production and not repaired (“not repaired” means not from units returned after shipped out), (d) be free from defects. If requested by Mobileye, SUPPLIER will enter into a separate agreement for the administration or processing of warranty charge-backs for non-conforming Products. SUPPLIER represents and warrants that all services performed hereunder shall be completed in a professional, workmanlike manner, with the degree of skill and care that is required by current industry standards or practices shall be completed in accordance with the applicable manufacturing file and Specifications issued by Mobileye and timely updated and shall be correct and appropriate for the purposes contemplated in this Agreement. SUPPLIER represents and warrants that the performance of Services under this Agreement will not conflict with, or be prohibited in any way by, any other agreement to which SUPPLIER is bound.

11.2	Warranty Period. Subject to Mobileye’s rights under Section 10.2, the period for each of the foregoing warranties will commence upon delivery of the Products to Mobileye’s designated forwarder in Hong Kong and for three (3) years thereafter where the Products are supplied by Mobileye. SUPPLIER will provide warranty for workmanship problem and will provide warranty for material problems only under condition that SUPPLIER received back to back warranty terms from material manufacturer and/or vendor. If Mobileye offers and provides a longer warranty to its customers with respect to any such parts, components or systems, then a longer warranty period will be discussed ‘in good faith’ between Mobileye and SUPPLIER. If it is found during the warranty period provided in this section that the Product is required to be repaired or replaced due to any defect in material, workmanship or deviation from specifications or from any other causes directly attributable to SUPPLIER, SUPPLIER shall immediately repair or replace (at Mobileye’s option) such defective Product; provided that the Product has not been altered or modified, in any way whatsoever, or suffered any abuse, misuse, or mistreatment.

***[SECTION 11.3 (14 LINES) REDACTED]***

11.4	Recalls or Epidemic Condition. During the warranty period set forth herein and in regards to a latent defect - notwithstanding the warranty period, if Mobileye, a distributor and/or the manufacturer of the vehicles (or other finished product) on which the Products, or any parts, components or systems incorporating the Products are installed, voluntarily

20

or pursuant to a government mandate, makes an offer to owners of such vehicles or other finished product to provide remedial action to address a defect that relates to safety or the failure of the finished product to comply with any applicable law, safety standard, guideline, workmanship or Manufacturing File, (a so-called “recall”), or in the event of an Epidemic Condition, SUPPLIER will nonetheless be liable for costs, losses and damages associated with the conduct of such recall in relation to SUPPLIER workmanship, i.e., Mobileye is responsible for design and performance, to the extent that such recall is based upon Mobileye’s reasonable determination (including by use of statistical analysis or other sampling methodology according to the Manufacturing File) that the Products or Components fail to conform to the warranties set forth in this Agreement or SUPPLIER has otherwise failed to meet its obligations hereunder with respect to such Products or any parts thereof. In addition, in such event, SUPPLIER will replace the recalled Products or any parts thereof at no cost. All determinations that the Products or any parts thereof fail to conform to the warranties set forth in this Agreement or that SUPPLIER has otherwise failed to meet its obligations hereunder with respect to such Products or any parts thereof shall be determined in good faith solely by Mobileye, and may be made only after SUPPLIER has been given reasonable opportunity to make its own investigation and/or defend the Products, any parts thereof, or itself. The parties will endeavor to peacefully resolve all issues of recall between themselves. Notwithstanding anything else contained in this Agreement, SUPPLIER shall reimburse Mobileye for all reasonable losses, costs and damages caused by such non-conforming goods. Such costs and damages may include costs, expenses and losses of Mobileye and/or its customers arising from (i) inspection, sorting, repair or replacement of any non-conforming goods or any system or component that incorporates such non-conforming goods.

11.5	Both parties shall work together to prepare and propose a corrective action plan addressing implementation and procedure milestones for remedying such Epidemic Condition(s) or Recall events. Both parties shall use best efforts to implement the remedy in accordance with the agreed upon schedule.

In the event of Epidemic Condition or Recall event SUPPLIER shall: (a) incorporate the remedy in the affected Product in accordance with Mobileye engineering change order procedures, and (b) Report in writing to Mobileye on a daily basis on the progress of the implementation of such remedial actions, and (c) Ship all subsequent Products incorporating the required modification.

11.6	Service and Replacement Parts. During the term of this Agreement, SUPPLIER will sell to Mobileye goods necessary to fulfill Mobileye’s service and replacement parts requirements to Mobileye’s OEM or auto manufacturer customers at the then current contract price(s) under this Agreement. If the Products are systems or modules, SUPPLIER will sell the components or parts that comprise the system or module at contract price(s) that will not, in the aggregate, exceed the price of the system or module less assembly costs. SUPPLIER will also sell goods to Mobileye to fulfill Mobileye’s and its customers’ service and replacement parts requirements during the six (6) months period following the termination of this agreement at cash in advance basis (the “Post-Production Period”), and for the said purpose, this Agreement will automatically remain

21

in effect during the entire Post-Production Period. If Mobileye requires SUPPLIER to provide support for the initial six (6) months of the Post-Production Period, the price(s) for such Products will be the contract price(s) which were in effect at the commencement of the Post-Production Period. For the remainder of the Post-Production Period, the price(s) for such service goods will be as reasonably agreed to by the parties. If requested by Mobileye, SUPPLIER will also make service literature and other materials available at Mobileye’s expense.

To ensure SUPPLIER’S ability to fulfill the aforementioned terms for service and replacement parts, Mobileye shall ensure availability and pricing of all Consigned Material and components from Mobileye-assigned vendors comply with the same terms. Exemptions shall be made to SUPPLIER where failure to comply on service and replacement parts availability is strictly due to issues arising from Consigned Material or components from Mobileye-assigned vendors.

11.7	All warranties set forth herein shall run to Mobileye and to its licensees and direct and indirect customers.

ARTICLE 12
TITLE AND RISK

As SUPPLIER’s prices are invoiced at FCA Hong Kong (INCOTERMS 2010), the title and risk of loss or damage to the Product shall be transferred from SUPPLIER to Mobileye after the Product is delivered by SUPPLIER, under the above defined terms. It is understood that SUPPLIER shall not be responsible for insuring the Product against all risks during shipment thereof following delivery; provided, however, that the foregoing shall not derogate from SUPPLIER’s obligations to safeguard the Products prior to title and risk of loss passing to Mobileye.

ARTICLE 13
PRICING

13.1	Price for the manufacture of the Product and performance of other services hereunder shall be according to the formula set forth in Annex C. (Quotations) For purpose of billing, Product will be deemed to have been shipped FCA Hong Kong according to Mobileye’s instructions and official Proof of Delivery was presented by SUPPLIER to Mobileye for every shipment. Unless specifically agreed in writing, all prices are for Good Units after test only as was defined in Mobileye’s last revision of the manufacturing file at the time when shipment made.

13.2	The Parties agree to review the prices for the Product in good faith.

(a)	Both parties will aggressively manage materials to drive continuous cost reductions. The parties will review potential reductions in costs at least every three (3) months and will mutually agree to pricing changes to reflect such changes. Mobileye shall have the sole discretion over the selection of Components (including, without limitation, the supplier and part number).

22

(b)	Subject to the provisions of Section 8.5 above, in the event that there is engineering and/or design changes, the Parties agree to proportionally adjust the current prices of the Product in order to maintain competitiveness thereof in the market. For example, if Mobileye defines a new testing process that reduces the testing time by 15%, the labor cost price of the testing station will be reduced by 15%.

(c)	Prices in this Agreement are inclusive of all federal, state taxes or duties at FCA Hong Kong terms, unless otherwise agreed between the Parties in writing. Subject to acceptance of Products and acceptance of official Proof Of Delivery, payment for Good Units received shall be in United States Dollars. In terms of payment set forth in article 14. Without prejudice to Mobileye’s rights under this Agreement or applicable law, Mobileye shall not have the right to withhold any payment for Products, Components or Services which do not comply with the terms hereunder.

(d)	SUPPLIER will notify Mobileye immediately and not more than 3 days after learning about any LTB (Last time Buy / End of life) notice for any component and shall purchase such quantities of such components as will be required for the future production of Products. The quantity of parts will need to be agreed between Mobileye and SUPPLIER and the parts will be handled in the same way as any other purchased component.

(e)	Audit: Open Books. Supplier undertakes that its record keeping with respect to or related to the Production yield data and quality assurance and its obligations hereunder, shall be maintained on an open book policy, and that Mobileye shall be entitled at its sole discretion to examine and Audit all relevant SUPPLIER records at any time during the term of this agreement and for additional period of three (3) years thereafter

ARTICLE 14
TERMS OF PAYMENT

Under full consignment: Within 30 days of the execution of this Agreement, MOBILEYE will present SUPPLIER with an irrevocable stand-by Letter of Credit (“L/C”) in an amount of 70,000 US$. The L/C shall remain in force during the first 12 (twelve) months of the Term of this Agreement. MOBILEYE shall pay SUPPLIER the invoices on 30 days net + 10 days grace period basis after receipt of the invoice by MOBILEYE as they relate to the first 30,000 Products (Finished Goods end PCBA), whereas from 30,001 Products (Finished Goods and PCBA) and above payment terms shall be 60 days net + 10 days grace period.

In the event of unrightful presentation of the L/C by SUPPLIER, SUPPLIER shall fully reimburse Mobileye for all costs and expenses and losses incurred in order to prevent such presentation, including, attorney fees and legal proceedings costs and expenses.

Under full turnkey: The parties will discuss in good faith the appropriate terms of payment for the full turnkey phase.

23

All the bank charges related to LC issuance will be borne by Mobileye.

ARTICLE 15
INTENTIONALLY LEFT BLANK

Supplier shall present DRP / Contingency plan.

ARTICLE 16
INTELLECTUAL PROPERTY; CONFIDENTIALITY

16.1	All designs, technology, technical data, patents, trademarks, mask works, inventions, trade secrets, and other intellectual property and proprietary data of Mobileye, including the contents of the Manufacturing File and all Work Product, are and shall remain the exclusive property of Mobileye, and SUPPLIER shall have no rights to use the foregoing except for the express purpose of fulfilling its obligations pursuant to this Agreement or with specific written consent by Mobileye in each instance. SUPPLIER hereby agrees to irrevocably assign and transfer to Mobileye and does hereby assign and transfer to Mobileye all of its worldwide right, title and interest in and to the Work Product including all associated intellectual property rights that related to or arise from the foregoing. Mobileye will have the sole right to determine the treatment of any Work Product, including the right to keep it as trade secret, execute and file patent applications on it, to use and disclose it without prior patent application, to file registrations for copyright or trademark in its own name or to follow any other procedure that Mobileye deems appropriate. SUPPLIER agrees: (i) to disclose promptly in writing to Mobileye all Work Product in its possession; (ii) to assist Mobileye in every reasonable way, at Mobileye’s expense, to secure, perfect, register, apply for, maintain, and defend for Mobileye’s benefit all copyrights, patent rights, mask work rights, trade secret rights, and all other proprietary rights or statutory protections in and to the Work Product in Mobileye’s name as it deems appropriate; and (iii) to otherwise treat all Work Product as the proprietary and confidential information of Mobileye. These obligations to disclose, assist, execute and keep confidential survive the expiration or termination of this Agreement. SUPPLIER will ensure that SUPPLIER’s employees, independent contractors, agents and permitted subcontractors appropriately waive any and all claims and assign to Mobileye any and all rights or any interests in any Work Product or original works created in connection with this Agreement. SUPPLIER irrevocably agrees not to assert against Mobileye or its direct or indirect customers, assignees or licensees any claim of any intellectual property rights of SUPPLIER affecting the Work Product.

16.2	SUPPLIER acknowledges that, during the course of this Agreement, it may have access to proprietary or confidential information of Mobileye including information relating to services, programs, and financial and business plans of Mobileye and the firms with which it does business.

16.2.1	Accordingly, SUPPLIER agrees that it will not, except as expressly provided in this Agreement, use for its own benefit or the benefit of any other firm or individual or disclose to any third party, any such proprietary or confidential

24

information which it may acquire during the course of this Agreement, without the approval of Mobileye.

16.2.2	SUPPLIER further agrees to limit access to such information to those of its employees who have a legitimate need thereof and who are bound by industry standard non-disclosure and non-use arrangements.

16.3	All data or information furnished by Mobileye to SUPPLIER hereunder shall remain the property of Mobileye, and all documents containing such information or derived there from, and any copies thereof, shall be promptly returned upon demand or upon the termination of this Agreement whichever shall first occur.

16.4	Nothing in this Agreement is intended to restrict the use or disclosure of any data or information which:

(a)	can be shown to have been known by SUPPLIER prior to disclosure by Mobileye, as supported by documentary evidence; or

(b)	is or becomes public knowledge otherwise than through SUPPLIER’s breach of its obligations under this Article 16; or

(c)	is independently developed by SUPPLIER without breach of its obligations under this Article 16, as supported by documentary evidence; or

(d)	is explicitly approved for release by express written consent of Mobileye.

16.5	This Article 16 and the obligations and benefits hereunder shall survive after the expiration or termination of this Agreement.

ARTICLE 17
INFRINGEMENT, INDEMNIFICATION, LIMITED LIABILITY

17.1	Indemnification by Mobileye. Mobileye shall indemnify and hold harmless, and at SUPPLIER’s request, defend SUPPLIER its officers, directors, from any and all claims, liabilities, damages, losses and expenses, including, attorneys’ fee, actions, suits or proceedings by any party for infringement of any patent, utility model, design trade mark or any other industrial property rights or copyrights (hereinafter collectively referred to as the “Industrial Property Rights”) in connection with any use in accordance with this Agreement of Consigned Equipment. Consigned Materials, and those components of the Manufacturing File provided by Mobileye pursuant to Articles 5, 6 and 8, respectively.

17.2	Indemnity by SUPPLIER. SUPPLIER shall indemnify, hold harmless, and at Mobileye’s request, defend Mobileye, its officers, directors, direct and indirect customers, agents, employees, and licensees against all claims, liabilities, damages, losses and expenses, including, reasonable attorneys’ fees, arising out of or relating to any breach by SUPPLIER any term or condition of this Agreement. any negligence or willful misconduct of SUPPLIER or its agents, any defect in manufacture of Products in accordance with the provisions of this Agreement (other than those caused by designs or

25

SOW manufacturing instructions provided by Mobileye, or by the use of a third party component that Mobileye requires SUPPLIER to use notwithstanding SUPPLIER’s objection to the use thereof) (collectively, “Mobileye Requirements”), and any alleged or actual violation of any third party intellectual property right by any Component, equipment or service provided by SUPPLIER, other than those caused by Mobileye Requirements. Subject to the provisions of this Agreement, such cost and damages shall not include punitive or consequential damages, lost revenue or profits; but for example, a claim by a customer which is a fleet of heavy trucks or other commercial vehicles, for losses, costs and damages resulting from inability to use the said vehicle as a result of the said failure, shall be included under SUPPLIER’s liability. SUPPLIER shall not settle any suit or claim without Mobileye’s prior written approval which shall not be unreasonably withheld. Without limitation of the foregoing, SUPPLIER agrees to pass through to Mobileye and its direct and indirect customers and licensees all warranties and indemnity coverage provided by SUPPLIER’s suppliers. Should any Product, Component or service provided by SUPPLIER not included in the Mobileye Requirements be enjoined or be the subject of any legal proceeding or should grounds for any of the foregoing exist, SUPPLIER shall, at is sole cost and expense and in Mobileye’s sole discretion, either (i) substitute fully equivalent non-infringing Components, Products or services; (ii) modify the Components, Product or services so that they no longer infringe but remain fully functionally equivalent; (iii) obtain for Mobileye, its distributors, subcontractors, customers or licensees the right to continue using the Products, Component or service; or (iv) if none of the foregoing is possible, refund all amounts paid for the Infringing Products, Components or services.

17.3	LIMITED LIABILITY. IN NO EVENT SHALL MOBILEYE BE LIABLE TO SUPPLIER OR ANY THIRD PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUE OR PROFITS ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER OR NOT MOBILEYE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

***[SECTION 17.4 (9 LINES) REDACTED]***

ARTICLE 18
TERMINATION

18.1	In addition to any other rights of Mobileye to terminate this Agreement, Mobileye may immediately terminate all or any part of this Agreement, at any time and for any reason, by providing SUPPLIER with one hundred and eighty (180) days’ prior written notice. Upon such termination, and notwithstanding Section 18.5 regarding Mobileye’s liabilities to SUPPLIER regarding raw materials, material on order that cannot be cancelled or material on order under NCNR terms, work-in-progress and finished goods inventory, Mobileye may, at its option, purchase from SUPPLIER any raw materials, material on order under NCNR terms or material on order that cannot be cancelled work-in-process and finished goods inventory related to the goods under this Agreement which are useable and in a merchantable condition. The purchase price for such finished goods, raw materials and work-in-process, and SUPPLIER’s sole and exclusive recovery from

26

Mobileye (without regard to the legal theory which is the basis for any claim by SUPPLIER) on account of such termination, will be (a) the contract price for all goods or services that have been completed in accordance with Orders on the terms set forth in this Agreement as of termination date and delivered and accepted by Mobileye and not previously paid for, plus (b) for uncompleted goods, the actual costs of work-in-process and raw materials incurred by SUPPLIER in furnishing the goods or services under this Agreement to the extent such costs are reasonable in amount and are properly allocable or apportionable under generally accepted accounting principles to the terminated portion of this Agreement; less (c) the reasonable value or cost (whichever is higher) of any goods or materials used for other purposes or sold by SUPPLIER with Mobileye’s written consent. In no event will Mobileye be required to pay for finished goods, work-in-process, material on order under NCNR terms or material on order that cannot be cancelled or raw materials which SUPPLIER fabricates or procures in amounts that exceed those Mobileye authorizes in Orders or purchases or manufactures not in accordance with this Agreement nor will Mobileye be required to pay for any goods or materials that are in SUPPLIER’s standard stock or that are readily marketable. Payments made under this Article will not exceed the aggregate price for finished goods that would be produced by SUPPLIER under Orders outstanding at the date of termination. Within thirty days after the notification of termination, SUPPLIER will submit a comprehensive termination claim to Mobileye, with sufficient supporting data to permit an audit by Mobileye, and will thereafter promptly furnish any supplemental and supporting information Mobileye requests.

Notwithstanding the foregoing, Mobileye may terminate the Turnkey model described in Section 6.7 of this Agreement, or any Schedule thereof, at any time, with or without cause, upon one hundred and eighty (180) day’s advance written notice to SUPPLIER. Upon such termination, Mobileye shall buy from SUPPLIER Turnkey Components procured until the effect of such termination, only to the extent that such procurements were made in accordance with Orders and forecast (for finished goods) issued by Mobileye, or approved by Mobileye in writing, in advance, and in accordance with this Agreement.

18.2	This Agreement may be terminated at any time by SUPPLIER, for any cause whatsoever, upon one hundred and eighty (180) days prior written notice to Mobileye, without prejudice to Article 27.

18.3	The occurrence of any of the following events shall constitute grounds for immediate termination of this Agreement for cause:

(a)	a material breach by the other Party of this Agreement which breach is not remedied within thirty (30) days following receipt of a written notice of the alleged breach;

(b)	an assignment against a substantial portion of the other Party’s assets for the benefit of its creditors;

27

(c)	a petition by or against the other Party for bankruptcy or a reorganization under the bankruptcy laws that is not dismissed within sixty (60) days;

(d)	the liquidation or dissolution of the other Party;

(e)	a petition against the other Party for the attachment of a substantial portion of its assets or property that is not dismissed within sixty (60) days;

Termination by Mobileye pursuant to this subsection shall be without any liability or obligation to SUPPLIER (including, without limitation, obligation to purchase raw materials, work-in-process or finished Products under Section 11).

18.4	Mobileye may terminate all or any part of this Agreement or any order without any liability or obligation to SUPPLIER (including, without limitation obligation to purchase raw materials, work-in-process or finished Products under Section 11) if SUPPLIER (a) repudiates, breaches, or threatens to breach any of the terms of this Agreement, including SUPPLIER’s warranties, (b) fails to perform or threatens not to perform services or deliver goods in accordance with this Agreement, or (c) fails to assure timely and proper completion of services or delivery of Products.

18.5	The termination of this Agreement pursuant to this Article 18 shall not relieve either Party from any of their respective obligations or liabilities then binding upon them under this Agreement. Likewise, such termination shall be without prejudice to any cause of action or remedy, including but not limited to an action for damages against any loss or damage suffered or expense incurred as a result of such event, which any Party may have against the other, in law or in equity, if termination is for cause pursuant to Article 18.3.

18.6	Upon termination of this Agreement, SUPPLIER shall return all Mobileye Property and Consigned Materials to Mobileye or ship to Mobileye at ex-works factory (Heshan) SUPPLIER shall also promptly return to Mobileye the Manufacturing File and Work Product and immediately cease all use thereof. SUPPLIER will assist with appropriate documentation for Chinese customs and preparation of shipment.

18.7	In the event that the SUPPLIER have a disagreement with Mobileye with respect to how the project is progressing, SUPPLIER shall not, in any manner, for any period of time, refuse to provide further services pending the resolution of the dispute.

ARTICLE 19
FORCE MAJEURE

Neither Party shall be liable for delay or failure in the performance of their respective obligations under this Agreement arising from any of the following reasons:

(a)	Acts of God or war;

(b)	Acts of competent governmental authorities, or regulations or restriction imposed by law or by court action;

28

(c)	Acts of persons engaged in subversive activities or sabotage;

(d)	Fires, floods, explosions or other catastrophes;

(e)	Epidemics or quarantine restrictions;

(f)	Freight embargoes of transportation.

In the event of any delay by reason of a force majeure event, subject to the other provisions of this section, the date of delivery or the performance by such Party shall be extended for a period equal to the delay caused by the force majeure event, provided such party gives prompt notice to the other and takes all measures to perform.

During any delay or failure to perform by SUPPLIER, Mobileye may (i) purchase substitute goods from other available sources, in which case the quantities under this Agreement will be reduced by the quantities of such substitute goods and SUPPLIER will reimburse Mobileye for any additional costs to Mobileye of obtaining the substitute goods compared to the prices set forth in this Agreement and/or (ii) have SUPPLIER provide substitute goods from other available sources in quantities and at times Mobileye requests and at the prices set forth in this Agreement. If SUPPLIER fails to provide adequate assurances that any delay will not exceed thirty (30) days or if any delay lasts more than thirty (30) days, Mobileye may terminate this Agreement or any Order without any liability to SUPPLIER or obligation to purchase raw materials, work-in-process or finished goods under Section 11. Before any of SUPPLIER’s labor contracts expire and as soon as SUPPLIER anticipates or learns of any impending strike, labor dispute, work stoppage or other disruption at SUPPLIER’s facilities that might affect the delivery of Products to Mobileye, SUPPLIER will produce (and locate in an area that will not be affected by any such disruption) a finished inventory of goods in quantities sufficient to ensure the supply of Products to Mobileye for at least thirty (30) days after such disruption commences.

ARTICLE 20
ASSIGNMENT

No Party shall assign any or all of its rights, title and interests under this Agreement without the prior written consent of the other Party, provided that Mobileye may assign this Agreement in whole or in part to any person or entity controlling, controlled by or under common control (where control refers to ownership of over 50% of outstanding shares and/or, with respect to a body corporate, the power of any person or entity to secure by law or by corporate structure that the affairs of the body corporate are conducted in accordance with the directions of that person or entity) with Mobileye or any purchaser of any of its assets or businesses, and in addition, SUPPLIER shall honor purchase orders from Mobileye delegees or licensees. Any assignment in violation of this Article shall be null and void and shall not be binding on the non-assigning Party.

Subject to the foregoing restriction, all the terms and provisions of this Agreement shall be binding and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties

29

ARTICLE 21
REPRESENTATIONS

21.1	Each of the Parties warrants and represents to the other that it has the requisite power and authority to enter into this Agreement and perform its obligations hereunder according to the terms hereof.

21.2	Each of the Parties warrants and represents to the other that it will faithfully perform its obligations under this Agreement.

ARTICLE 22
CONTRACTS WITH COMPETITOR

SUPPLIER recognizes the unique nature of Mobileye’s advanced technology, therefore, in the pursuit of its contract manufacturing business may accept such work from other entities that may directly compete with, or be in the same line of the business or product lines of Mobileye, provided SUPPLIER gives written notice to Mobileye in 90 days in advance thereof, and further provided that SUPPLIER took, on his expense, satisfactory protective measures in order secure Mobileye’s Property. Such measures shall insure, at Mobileye’s satisfaction, the compartmentalization and prevention of access to any unauthorized persons.

ARTICLE 23
PROJECT TEAM MEMBERS & CONDITIONS FOR
MOBILEYE TEAM MEMBERS IN CHINA

23.1	SUPPLIER will assign the following English speaking Team members to Mobileye project:

•	Project Operations manager
•	Project business manager
•	Engineering / Process engineer
•	QA engineer
•	Testing engineer
•	PMC manager (“PMC”: Production and Material Control).
•	Purchasing manager or senior buyer (in case of Turnkey method)

The team members will be employees of SUPPLIER and will be available for handling the project management 5 days a week (Monday to Friday including). The production line operators, together with their team leaders, will be available for production from Monday to Friday including

23.2	SUPPLIER will also provide Dormitory and food for up to 3 Mobileye team members in China (who will be Mobileye employees).

23.3	SUPPLIER will provide an Office to accommodate up to 3 Mobileye employees in or near the floor of the production of Mobileye lines at its facilities. SUPPLIER will provide the unlimited access of the Mobileye employees to all the facilities relevant for the Mobileye products manufacturing accompany by SUPPLIER’s authorized staff.

30

23.4	SUPPLIER will provide to Mobileye at SUPPLIER’s facility an Internet connection according to the following technical definition and requirements at Mobileye’s expenses:

Below is an example of definition:

(a)	Download capacity of 10 Mb/second

(b)	Upload capacity of 2 Mb/second

(c)	Fixed IP address

(d)	SUPPLIER agrees to establish computerized network according to Mobileye instructions that connect the testing equipment of Mobileye and allow Mobileye engineers to remotely control the computers.

ARTICLE 24
COMPLIANCE WITH LAWS

SUPPLIER shall comply with all applicable local and foreign laws, rules, regulations and orders in connection with its activities under the Agreement including, without limitation, regulations applicable to manufacture, sale, and export, labor (including without limitation the obligation to provide special labor protection for female employees and underage workers; SUPPLIER shall not employ employees which are under sixteen (16) years old) and environmental laws and will indemnify Mobileye for any breaches thereof. SUPPLIER shall obtain all necessary license, permits and government approvals with respect to its activities hereunder, and shall provide Mobileye with such information and documentation as shall be reasonably requested by Mobileye for the purpose of obtaining any licenses, permits or approvals desired by Mobileye.

ARTICLE 25
NON-WAIVER

25.1	If one Party fails to insist upon the strict performance of any terms and condition hereof, this shall not be deemed as a relinquishment or waiver of any right or remedy that Party may have, nor shall it be construed as a waiver of any subsequent breach or default of any terms and conditions in this Agreement, herein, contained which shall be deemed to remain in full force and effect.

25.2	A waiver by either Party shall be deemed to have been made if expressed in writing by the said Party.

ARTICLE 26
NOTICES

All notices between the Parties pertaining to this Agreement shall be in English and shall be deemed to be validly given one (1) working day after being sent by electronic mail with receipt acknowledged, or telecopy or facsimile transmission, answer back requested, or seven (7) days after delivery by courier or certified mail, postage prepaid, return receipt requested, to the Parties

31

at the addresses first above given, or to such address as the other Party shall have furnished to the other in writing.

ARTICLE 27
SURVIVAL

Provisions of this Agreement which according to their terms survive termination of this expiration of this Agreement shall so survive in accordance with their terms. In addition, the following sections of this Agreement shall survive any termination or expiration hereof: 1, 5, 7, 10, 11, 12, 18, 17, 16, 20, 22, 24, 25, 26

ARTICLE 28
MISCELLANEOUS

28.1	SUPPLIER and Mobileye are independent contracting parties. Nothing in this Agreement makes either Party the agent or legal representative of the other Party for any purpose whatsoever, nor grants either Party any authority to assume or create any obligation in behalf of or in the name of the other Party.

28.2	Any amendment to this Agreement shall be in writing duly signed by the authorized representative of the Party to be charged.

28.3	This Agreement shall be governed in all respects, including validity, construction, performance and effect, by the laws of the state of New York USA domicile of the court where an action under this contract is filed. Any and all actions arising out of or in connection with this Agreement shall be filed in the federal courts located within New York City, New York, the United States. This Agreement and any Statement of Work, if any, supersede all prior agreements or understandings between the Parties with respect to the subject matter hereof, and it represents the entire agreement between the Parties with respect thereto. No oral agreement, statement, or representation shall alter its provisions.

28.4	If any of the provisions of this Agreement shall be declared, by a court of competent jurisdiction, invalid or unenforceable, this Agreement shall be invalid or unenforceable only insofar as that provision(s) is concerned, without affecting the validity or enforceability of the remaining provisions of this Agreement. The Parties shall thereafter amend such provisions to achieve the desired intention of the Parties.

[Remainder of page left intentionally blank. Signature page follows immediately.]

32

[Signature Page]

IN WITNESS WHEREOF, the Parties have hereunto affixed their signatures on the date and place first above-mentioned.

Mobileye Technologies Limited		Golden Vast Macao Commercial
Offshore Limited

By:	/s/ Ziv Aviram	By:	/s/ Tony Dan

[Name]	Ziv Aviram	Name: Tony Dan

[Title]	CEO	Title: Director

Signed in the Presence of:

/s/ Amnon Shashua	/s/ Desirae Cheung
Amnon Shashua	Desirae Cheung
6/3/13	1/29/13

33